Exhibit (g)(8)

THIRD AMENDMENT TO THE

EXCHANGE LISTED FUNDS TRUST

Fund Servicing Agreement

THIS THIRD AMENDMENT effective as of the last date on the signature block (the “Effective Date”), to the Fund Servicing Agreement dated as of March 3, 2026, as amended (the “Agreement”), is entered into by and between EXCHANGE LISTED FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC (d/b/a U.S. BANK GLOBAL FUND SERVICES), a Wisconsin limited liability company (“USBGFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Exhibit A to add the following fund:

●	Integrity Dividend Harvest ETF

WHEREAS, Section 14(f) of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Trust’s Board.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

EXCHANGE LISTED FUNDS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Richard Malinowski	By:	/s/ Gregory Farley
Name:	Richard Malinowski	Name:	Gregory Farley
Title:	President	Title:	Senior Vice President
Date:	04/22/2026	Date:	4/22/2026

EXHIBIT A

Funds

xETFs BMNR Daily Income ETF

xETFs COIN Daily Income ETF

xETFs HOOD Daily Income ETF

xETFs MSTR Daily Income ETF

xETFs NVDA Daily Income ETF

xETFs PLTR Daily Income ETF

xETFs TSLA Daily Income ETF

PurePlay Nvidia Ecosystem Picks & Shovels Index ETF

Integrity Dividend Harvest ETF